Orion Energy Systems, Inc.
Supplemental Information
Fiscal 2011 Second Quarter and Six Months Ended September 30, 2010
October 26, 2010
Exhibit 99.2
On October 26, 2010, Orion Energy Systems, Inc. issued an earnings press release announcing financial results for its fiscal 2011 second quarter and year-to-date period ended September 30, 2010.  The purpose of the supplemental information included below is to provide further discussion and analysis of the Company’s financial results for the second quarter and first half of fiscal 2011.  Therefore, the accompanying information provided below should be read in conjunction with the earnings press release issued by the Company.

Statement of Operations
Contracted Revenue. Total contracted revenue increased from $20.3 million for the fiscal 2010 second quarter, which included $2.4 million of future potential gross revenue streams associated with OTA contracts, to $29.2 million for the fiscal 2011 second quarter, which included $5.3 million of future potential gross revenue streams associated with OTAs, an increase of $8.9 million, or 44%. The increase in contracted revenue from the prior year’s second quarter was due to increased order activity of renewable technologies through our Orion Engineered Systems division and an increase in completed OTAs as customers continue to be constrained by limited capital budgets.
Total contracted revenue increased from $35.8 million for the fiscal 2010 first half, which included $4.7 million of future potential gross revenue streams associated with OTAs, to $48.0 million for the fiscal 2011 first half, which included $7.6 million of future potential gross revenue streams associated with OTAs and $1.9 million of discounted potential revenue from PPAs, an increase of $12.2 million, or 34%. We attribute this improvement in contracted revenues to an improved economic environment versus the first half of fiscal 2010.
For the second quarter and first half of fiscal 2011, we recognized $500,000 and $700,000, respectively, of revenue from completed OTAs. As of September 30, 2010, we had signed 127 customers to OTAs representing future potential gross revenue streams of $13.9 million. In the future, we expect an increase in the volume of OTAs as our customers continue to take advantage of our value proposition without incurring up-front capital cost.
The total amount of potential future gross GAAP revenue to be recognized from the combined OTAs and the discounted potential future value of PPAs as of September 30, 2010 was $17.3 million, an increase of 37% compared to the $12.6 million as of June 30, 2010. The roll-forward of potential future gross GAAP revenue from these financed contracts since the beginning of fiscal 2011 is as follows (in thousands):

Future GAAP revenue expected to be recognized – March 31, 2010	$8,769
Q1 – New OTA (gross) and PPA (discounted) contracted revenue	4,155
Q1 – GAAP revenue recognized from OTAs and PPAs	(339)

Future GAAP revenue expected to be recognized – June 30, 2010	$12,585

Q2 – New OTA (gross) and PPA (discounted) contracted revenue	5,309
Q2 – GAAP revenue recognized from OTAs and PPAs	(614)

Future GAAP revenue expected to be recognized – September 30, 2010	$17,280

The timing of expected future GAAP revenue recognition from OTAs and PPAs (and resulting operating cash inflows), assuming that all renewal periods will be exercised over the term of the contracts, was as follows as of September 30, 2010 (in thousands):

Fiscal 2011 (remaining)	$1,869
Fiscal 2012	3,926
Fiscal 2013	3,548
Fiscal 2014	3,176
Thereafter	4,761

$17,280

Revenue. Product revenue decreased from $13.7 million for the fiscal 2010 second quarter to $12.9 million for the fiscal 2011 second quarter, a decrease of $0.8 million, or 6%. The decrease in product revenue was a result of a large influx of orders at the end of September which were not able to be produced and shipped within the quarter. The backlog of cash orders at the end of the fiscal 2011 second quarter was $13.7 million compared to $3.6 million at the end of the fiscal 2011 first quarter. Service revenue decreased from $0.9 million for the fiscal 2010 second quarter to $0.8 million for the fiscal 2011 second quarter, a decrease of $0.1 million or 11%. The decrease in service revenue was a result of the continued percentage increase of total revenue to our wholesale channels where services are not provided, a trend that we expect to continue. The wholesale channels accounted for 53% of total revenue during the fiscal 2011 second quarter, compared to 43% in the second quarter of fiscal 2010.
Product revenue increased from $24.4 million for the fiscal 2010 first half to $26.4 million for the fiscal 2011 first half, an increase of $2.0 million, or 8%. The increase in product revenue was a result of increased sales of our HIF lighting systems. Service revenue decreased from $2.8 million for the fiscal 2010 first half to $2.0 million for the fiscal 2011 first half, a decrease of $0.8 million or 29%. The decrease in service revenue was a result of the continued percentage increase of total revenues to our wholesale channels where services are not provided, a trend that we expect to continue. While we were encouraged by the improvement in first half fiscal 2011 revenues versus the prior year first half, we believe that our product and service revenues continue to be impacted by a lengthened sales cycle in the marketplace.

Backlog. Total cash order backlog as of September 30, 2010 was $13.7 million versus $3.6 million as of June 30, 2010. We generally expect this level of firm purchase order cash backlog to be converted into GAAP revenue within the following quarter. The roll-forward of cash backlog since the beginning of fiscal 2011 is as follows (in millions):

Backlog – March 31, 2010	$3.2
Q1 – Plus: Cash orders	14.7
Q1 – Less: GAAP revenue recognized	(14.7)
Q1 – Plus: Other miscellaneous	0.4

Backlog – June 30, 2010	$3.6

Q2 – Plus: Cash orders	23.9
Q2 – Less: GAAP revenue recognized	(13.7)
Q2 – Less: Other miscellaneous	(0.1)

Backlog – September 30, 2010	$13.7

Cost of Revenue and Gross Margin. Our cost of product revenue decreased from $9.2 million for the fiscal 2010 second quarter to $8.3 million for the fiscal 2011 second quarter, a decrease of $0.9 million, or 10%. Our cost of service revenue decreased from $0.6 million for the fiscal 2010 second quarter to $0.5 million for the fiscal 2011 second quarter, a decrease of $0.1 million, or 17%. Total gross margin increased from 32.6% for the fiscal 2010 second quarter to 36.2% for the fiscal 2011 second quarter.
Our cost of product revenue decreased from $17.1 million for the fiscal 2010 first half to $16.8 million for the fiscal 2011 first half, a decrease of $0.3 million, or 2%. Our cost of service revenue decreased from $1.9 million for the fiscal 2010 first half to $1.4 million for the fiscal 2011 first half, a decrease of $0.5 million, or 26%. Total gross margin increased from 30.3% for the fiscal 2010 first half to 35.9% for the fiscal 2011 first half. The increase in gross margin was attributable to cost containment efforts through the reduction of direct and indirect headcounts, improved production efficiencies resulting from the reengineering of our assembly process, negotiated price decreases on raw material purchases and reductions in discretionary spending.
General and Administrative. Our general and administrative expenses decreased from $3.1 million for the fiscal 2010 second quarter to $3.0 million for the fiscal 2011 second quarter, a decrease of $0.1 million, or 3%. The decrease was a result of $0.1 million in reduced compensation costs resulting from headcount reductions, a $0.1 million decrease in consulting and auditing services and $0.1 million in discretionary spending reductions. These reductions were offset by increased legal expenses of $0.2 million related to general corporate matters.

General and administrative expenses decreased from $6.3 million for the fiscal 2010 first half to $5.9 million for the fiscal 2011 first half, a decrease of $0.4 million, or 6%. The decrease was a result of $0.2 million in reduced compensation costs resulting from headcount reductions, a $0.2 million decrease in consulting and auditing services, a $0.2 million reduction in bad debt expense versus the prior year and $0.2 million in discretionary spending reductions. These reductions were offset by increased legal expenses of $0.5 million related to the settlement efforts of the class action litigation and general corporate matters.
Sales and Marketing. Our sales and marketing expenses increased from $3.0 million for the fiscal 2010 second quarter to $3.3 million for the fiscal 2011 second quarter, an increase of $0.3 million, or 10%. The increase was a result of increased costs for advertising and marketing programs, and increased travel costs for customer site visits.
Our sales and marketing expenses increased from $6.1 million for the fiscal 2010 first half to $6.9 million for the fiscal 2011 first half, an increase of $0.8 million, or 13%. The increase was a result of increased advertising and marketing expenses and commission expenses related to our efforts to expand our partner channels, increased travel costs for customer site visits and increased costs for participation in trade shows. Total sales and marketing headcount as of September 30, 2009 was 78. Total sales and marketing headcount as of September 30, 2010 was 79.
Research and Development. Our research and development expenses increased from $0.5 million for the fiscal 2010 second quarter to $0.6 million for the fiscal 2011 second quarter, an increase of $0.1 million, or 20%. Our research and development expenses increased from $0.9 million for the fiscal 2010 first half to $1.2 million for the fiscal 2011 first half, an increase of $0.3 million, or 33%. The increase was a result of headcount additions in our engineering and product development group and materials for new product development and testing. Expenses incurred within the quarter related to compensation costs for the development and support of new products, depreciation expenses for lab and research equipment and sample and testing costs related to the development of our new exterior lighting product initiatives.
Interest Expense. Our interest expense was relatively flat for the fiscal 2010 second quarter and first half versus the fiscal 2011 second quarter and first half. For the first half of fiscal 2010 and fiscal 2011, we capitalized $21,000 and $0 of interest for construction in progress, respectively.
Interest Income. Interest income decreased from $0.1 million for the fiscal 2010 second quarter to $6,000 for the fiscal 2011 second quarter, a decrease of $0.1 million or 100%. Interest income decreased from $0.2 million for the fiscal 2010 first half to $16,000 for the fiscal 2011 first half, a decrease of $0.2 million or 100%. The decrease in investment income was a result of less cash invested and a decrease in interest rates on our short-term investments.
Income Taxes. Our income tax benefit increased from a benefit of $0.4 million for the fiscal 2010 second quarter to a benefit of $1.8 million for the fiscal 2011 second quarter. Our income tax benefit increased from a benefit of $0.8 million for the fiscal 2010 first half to a benefit of $2.7 million for the fiscal 2011 first half. Our effective income tax rate for the fiscal 2010 first half was (16.5%), compared to (68.9%) for the fiscal 2011 first half. The change in our effective tax rate was due to the change in recognized benefits for non-deductible stock compensation expense, increases in non-deductible meals and entertainment related to sales and marketing initiatives, an increase in our state valuation allowance and a mix change in state tax rates.

Statement of Cash Flows
Cash Flows Related to Operating Activities. Cash used in operating activities primarily consists of net income adjusted for certain non-cash items; including depreciation and amortization, stock-based compensation expenses, income taxes and the effect of changes in working capital and other activities.
Cash used in operating activities for the first half of fiscal 2011 was $5.3 million and consisted of net cash of $3.5 million used for working capital purposes and a net loss adjusted for non-cash expense items of $1.8 million. Cash used for working capital consisted of an increase of $7.7 million in inventory for purchases described under the section below titled “Working Capital.” Cash provided by working capital included $3.0 million in collections for trade receivables and a $1.5 million increase in accounts payable related to payment terms on inventory purchases during the fiscal 2011 second quarter.
Cash used in operating activities for the first half of fiscal 2010 was $3.9 million and consisted of net cash of $0.5 million used for working capital purposes and net loss adjusted non-cash expense items of $3.4 million. Cash used for working capital purposes consisted of an increase of $1.3 million in trade receivables and a $2.3 million decrease in accounts payable resulting from payments to our vendors. These amounts were offset by a decrease of $0.6 million in inventories resulting from reduced inventory purchases, a $1.8 million decrease in prepaids resulting from refunds of deposits held under construction projects and for operating leases and the amortization of expenses and a $0.7 million increase in accrued expenses resulting from increases in accrued severance costs, increases in accrued legal expenses and increased deposit payments for OTAs.
Cash Flows Related to Investing Activities. For the first half of fiscal 2011, cash used in investing activities was $7.3 million. This included $5.7 million invested in equipment provided to our customers under our OTA and PPA finance programs, $2.0 million for capital improvements related to our information technology systems, renewable technologies, manufacturing and tooling improvements and facility investments, $0.3 million for long-term investments and $0.1 million for patent investments. Cash provided from investing activities included $0.8 million related to an investment tax grant for a solar asset owned under our PPA finance program.
For the first half of fiscal 2010, cash provided by investing activities was $1.5 million. This included $5.6 million provided from the maturation of short-term investments, offset by cash flows used in investing activities of $2.5 million for capital expenditures related to the technology center, operating software systems, and processing equipment for capacity and cost improvement measures and $1.5 million for investment into OTA assets installed and operating at customer locations.

Cash Flows Related to Financing Activities. For the first half of fiscal 2011, cash flows provided by financing activities was $2.6 million. This included $2.7 million in new debt borrowings to fund OTA and capital projects and $0.3 million received from stock option exercises. Cash flows used in financing activities included $0.3 million for repayment of long-term debt and $0.1 million for costs related to our new credit agreement.
For the first half of fiscal 2010, cash flows used in financing activities was $0.3 million. This included $0.4 million for common share repurchases and $0.4 million used for the repayment of long-term debt, offset by cash flows provided by financing activities, which included proceeds of $0.5 million received from stock option and warrant exercises.
Working Capital
Our net working capital as of September 30, 2010 was $51.3 million, consisting of $65.4 million in current assets and $14.1 million in current liabilities. Our net working capital as of March 31, 2010 was $55.7 million, consisting of $67.9 million in current assets and $12.2 million in current liabilities. Our inventories have increased from our prior fiscal year-end by $7.7 million due to an increase in the level of our wireless control inventories of $3.8 million based upon our Phase 2 initiatives, a $1.9 million increase in solar panel inventories in anticipation of the receipt of customer purchase orders and a $3.1 million increase in ballast component inventories. The vast majority of our wireless components are assembled overseas and require longer delivery lead times. In addition, overseas suppliers require deposit payments at time of purchase order. As of August 2010, we had completed our initial purchase investment in wireless component inventories.
During the fiscal 2011 first half, we continued to increase our inventory levels of key electronic components, specifically electronic ballasts, to avoid potential shortages and customer service issues as a result of lengthening supply lead times and product availability issues. We continue to monitor supply side concerns within the electronic components market and we may choose to purchase additional inventories and increase inventory safety stock levels in the future to mitigate customer service risks. We expect to ship our solar panel inventories to customers in our fiscal 2011 third quarter. We generally attempt to maintain at least a three-month supply of on-hand inventory of purchased components and raw materials to meet anticipated demand, as well as to reduce our risk of unexpected raw material or component shortages or supply interruptions. Our accounts receivables, inventory and payables may increase to the extent our revenue and order levels increase.

Capital Spending
We expect to incur approximately $0.8 million in capital expenditures during the remainder of fiscal 2011, excluding capital to support expected continued OTA growth. We spent approximately $2.0 million of capital expenditures in the fiscal 2011 first half on information technologies, renewable energy-related investments and other tooling and equipment for new products and cost improvements in our manufacturing facility. Our capital spending plans predominantly consist of the completion of projects that have been in place for several months and for which we have already invested significant capital. We consider the completion of our information systems critical to our long-term success and our ability to ensure a strong control environment over financial reporting and operations. We expect to finance these capital expenditures primarily through our existing cash, equipment secured loans and leases, to the extent needed, long-term debt financing, or by using our available capacity under our credit facility.
Definition of Contracted Revenues
Orion defines contracted revenues, which is a financial measurement not recognized under GAAP, as contracted revenue from firm customer purchase orders received, including both purchase orders payable immediately in cash and for potential future revenues expected to be realized under firm OTAs and discounted potential future revenues under PPAs. These contracts are expected to be paid by the Company’s customers over the life of the OTAs and solar PPAs. For OTA and cash contracted revenues, Orion generally expects that it will begin to recognize GAAP revenue under the terms of the agreements within 90 days from the firm contract date. For PPA contracted revenues, Orion generally expects that it will begin to recognize GAAP revenue under the terms of the PPAs within 180 days from the firm contract date. Orion believes that total contracted revenues are a key financial metric for evaluating and measuring the Company’s performance because the measure is an indicator of the Company’s success in its customers’ adoption and acceptance of the Company’s energy products and services as it measures firm contracted revenue value, regardless of the contract’s cash or deferred financing structure and the related different GAAP revenue recognition treatment.
Included below is a reconciliation of contracted revenues to revenues recognized under GAAP for the fiscal 2011 second quarter and fiscal year-to-date period ended September 30, 2010 (in millions).

	Three months ended	Six months ended
	September 30, 2010	September 30, 2010
Total contracted revenues	$29.1	$48.0
Change in backlog (1)	(10.1)	(10.5)
Contracted revenue from OTAs and PPAs (2)	(5.3)	(9.5)
Other miscellaneous	—	0.4

Revenue – GAAP basis	$13.7	$28.4

(1)	Change in backlog reflects the (increase) or decrease in cash orders at the end of the respective period where product delivery or service performance has not yet occurred. GAAP revenue will be recognized when the performance conditions have been satisfied, typically within 90 days from the end of the period.

(2)	Contracted revenues from OTAs and PPAs are subtracted to reconcile the GAAP revenue as recognition of GAAP revenue will occur in future periods.
Safe Harbor Statement
Certain matters discussed in this supplemental information are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) further deterioration of market conditions, including customer capital expenditure budgets; (ii) Orion’s ability to compete in a highly competitive market and its ability to respond successfully to market competition; (iii) increasing duration of customer sales cycles; (iv) the market acceptance of Orion’s products and services, including the increasing customer preferences to purchase the Company’s products through its OTAs and PPAs rather than through cash purchases; (v) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture Orion’s products; (vi) loss of one or more key customers or suppliers, including key contacts at such customers; (vii) the increasing relative volume of the Company’s product sales through its wholesale channel; (viii) a reduction in the price of electricity; (ix) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (x) increased competition from government subsidies and utility incentive programs; (xi) dependence on customers’ capital budgets for sales of products and services; (xii) Orion’s development of, and participation in, new product and technology offerings or applications; (xiii) legal proceedings, including the securities litigation pending against Orion; and (xiv) potential warranty claims. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this supplemental information and Orion undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oriones.com in the Investor Relations section of our Web site.